EXHIBIT 99.1

June 14, 2013

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) has declared a quarterly cash dividend of $0.31 per share of common stock payable June 14, 2013 to shareholders of record as of May 15, 2013.  This dividend represents an increase of 2.0 cents per share or 6.9% compared with the dividend paid in the second quarter of 2012.  For your convenience, I have enclosed our earnings press release and selected unaudited financial data as of and for the three months ended March 31, 2013.

We are very pleased with our financial performance for the first quarter of 2013.  The following are a few key highlights:

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Net income amounted to $3.2 million for the quarter, the Company’s second best quarterly performance on record, which represented an increase of $53 thousand or 1.7% over the same quarter in 2012.

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Diluted earnings per share were $0.82 for the quarter, up $0.01 or 1.2% compared with the same quarter in 2012.  We are pleased to show improvement in this key indicator as the banking industry is experiencing the effects of lower earning asset volumes as well as continued pressure on net interest margins.

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For the quarter, our return on average equity was 10.14%; our return on average assets was 1.00% and our efficiency ratio was 55.3%.  These are key performance indicators, all of which compared very favorably with local and national peers.

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Total assets at March 31, 2013 were $1.31 billion, up $4.3 million or 0.3% compared with year end 2012.

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Total loans ended the quarter at $817.2 million, up $2.2 million or 0.3% over December 31, 2012.

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For the quarter, tax-equivalent net interest income, our most important source of earnings, was $9.7 million, up $315 thousand or 3.4% compared to the same quarter in 2012.

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Total non-performing loans ended the quarter at $8.6 million down from $9.9 million at December 31, 2012, representing an improvement of 12.9%.  Expressed as a percentage of total loans outstanding, total non-performing loans ended the quarter at 1.05% down from 1.21% at December 31, 2012.

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Our Total Risk-Based Capital Ratio improved slightly from December 31, 2012 and ended the quarter at 16.20%, well above the regulatory standard for “well-capitalized” financial institutions.

Coincident with this letter, our major local market segments are gearing up for the 2013 season.

Our largest segments, tourism services (lodging, retail, hospitality) associated with the attractions of the Maine sea coast and Acadia National Park, are anticipating a mix of opportunities and concerns.  The prospective cruise ship visitation schedule lists 134 individual ship visits, up about 10% from 2012.  These visits are extremely important to local merchants and restaurants during the “shoulder season” of late summer and early fall. This expectation is balanced by the reality of a later-than-usual opening of

Acadia National Park’s internal access-road system by a few weeks due to restraints imposed by the federal budget “sequestration” on the nation’s National Parks. The past several seasons have been robust and we remain hopeful that a sustained period of good weather for the traditionally busiest months of July and August can neutralize the effects of some lost visitation traffic in April and early May.

While it is early to observe any definitive trends in lobster fishing or blueberry growing, two of our signature local industries, there is room for optimism.  2012 was a record year for lobster landings, both in poundage and value.  We have seen accounts from marine scientists that suggest that conditions in 2013 might predict another strong year in terms of volume.  The Maine wild blueberry industry turned in a crop of 91 million pounds last year and experts believe most of that has been absorbed, leaving inventories relatively low, while demand remains high.  Absent any unexpected disruptions deriving from bees, weather or disease, conditions seem right for another strong year.

On the employment front, the Bureau of Labor Statistics reported that Maine’s unemployment rate fell below 7% to 6.9% in April, the lowest rate since December 2008.  While we are not convinced that this is indicative of a lasting trend, we are grateful for this small improvement in the lives of our fellow Mainers.

If you have any questions or concerns, please feel free to share your thoughts with me directly at jmurphy@bhbt.com or by telephone at 207-288-9343.  The Company values direct feedback from our shareholders and we hope you will reach out to us when you would like your voices heard.

Best regards,

/s/Joseph M. Murphy

Joseph M. Murphy

President & CEO

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries  which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.